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                                                                    EXHIBIT 10.2


                                    AGREEMENT
                      BETWEEN STAN LEE MEDIA AND MACROMEDIA
                         DATED AS OF __________________

1. PARTIES AND PURPOSE: Macromedia ("Macromedia") and Stan Lee Media, Inc. ("SLM") enter into this agreement for Macromedia to distribute episodic super-hero series produced by SLM (the "SLM Series") comprised of flash-animated episodes of approximate five minutes duration created for initial exploitation over the Internet (Webisodes") for possible exhibition on Macromedia's "Shockwave" Internet site or any other site established by Macromedia as its premiere site for delivering content on the Internet ("Shockwave"). The parties will discuss in good faith the possibility of altering the format of the Webisodes (duration, etc.) to the extent that it is believed that another format may be more successful; provided, neither party can change the format of an Accepted Project (defined below) without the consent of the other.

2. TERM OF AGREEMENT: The Term shall commence on execution hereof and continue for five years. If all Webisodes deliverable hereunder have not, in fact, been delivered by the end of the Term, then the Term shall be extended until the delivery of the last such contractually required Webisode. During the term, Macromedia agrees that it intends that Shockwave shall be its main website for the delivery of original animated entertainment content on the Internet. If, during the term, Macromedia shall have a site other than Shockwave as such main site, then SLM shall have the option to require Macromedia to place the content produced hereunder on such other site, as well as on Shockwave, and, if such option is exercised, then all references herein to Shockwave shall thereafter refer to both such other site and to Shockwave.

3.    SHOCKWAVE AND THE SLM CHANNEL:

      a) The parties agree to use reasonable best efforts to find ways in which SLM content shall be featured and promoted by Macromedia and Shockwave, and SLM and Stan Lee shall promote Macromedia and Shockwave. Without limiting the foregoing, for no less than the initial six months from webcast of the first Webisode hereunder, Shockwave shall establish and maintain a separate "first tier" SLM Channel (i.e. a channel primarily accessible directly from the home page, as distinct from a so-called "sub-channel", which are primarily accessed from first tier channels or other sub-channels) within Shockwave (the "SLM Channel"). After the initial six months, Macromedia shall have the right to enable access to the SLM Channel via a generic link (eg, "superhero" or "comics") on the Shockwave home page. Further without limitation, SLM shall use reasonable efforts to include references to the SLM Channel URL in all of its marketing and advertising activity.


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      b)    During at least the four (4) weeks following its launch, the SLM
            Channel and the first SLM/Shockwave Series (defined in paragraph 4 below) shall be displayed and promoted ("Featured") more prominently than any other content and channels of content on Shockwave. Thereafter, the SLM Channel and each SLM/Shockwave Series (defined in paragraph 4 below) shall be Featured no less prominently than any other content and channels of content on Shockwave; provided, however, that during the first four weeks following the launch of another series on Shockwave, such series may be Featured in a manner more prominent than the SLM/Shockwave Series are then Featured In any event the SLM Channel and each SLM/Shockwave Series shall continue to be Featured in a very prominent manner at all times, and each additional SLM/Shockwave Series (after the first) shall prominently be Featured during its launch. The SLM Channel and any SLM/Shockwave Series will receive prominent credit in ads and publicity issued by Macromedia or under Macromedia' control for Shockwave ("Shockwave Ads"), the SLM Channel and any SLM/Shockwave Series. To the extent that Shockwave Ads Feature other content and not the SLM/Shockwave Series, then Macromedia shall within a period of 6 weeks cause to be produced and distributed a substantially equal number of ads of substantially equal quality Featuring SLM/Shockwave Series without reference to other non-SLM content. In the event of an alleged breach by Macromedia of the foregoing, SLM shall accord Macromedia written notice and Macromedia shall have 30 days within which to cure such alleged breach.

      c) Macromedia shall give good faith consideration to offering SLM the first right to produce, for reasonable fees to be mutually agreed, additional content to be featured on Shockwave as well as on any other age- and theme-appropriate sites and communications owned or controlled by Macromedia. The additional content may include, for example, interstitial material and material used to entertain a user during a download of Macromedia files.

      d) The SLM Channel shall feature additional content as determined by SLM and Macromedia in order to "enhance" the SLM Channel, including chat, games, e-commerce, and other community building activities ("Enhancements").

      e) SLM shall have the right to maintain other SLM-branded websites which may include Enhancements of SLM/Shockwave Series, archived Webisodes of SLM/Shockwave Series and any other programming and products, subject to the exclusivity described in 5(b) below.

      f) Macromedia has reviewed SLM's agreement with AcmeCity and will comply with any applicable requirements contained therein. In this regard, SLM has represented to Macromedia that the requirement applicable to linkage from the SLM/Shockwave Channel is a requirement to link to the SLM home page,


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            which, in turn, will provide linkage to AcmeCity. Macromedia will rely on such representation in providing such linkage and SLM will indemnify Macromedia in connection therewith as described in 13, below.

4.    FIRST LOOK:

      a) The parties agree that the first SLM Series for Shockwave shall be "7th Portal" (which shall substantially follow the presentations previously given by SLM to Macromedia).

      b) During the Term, prior to any submission thereof to a third party, SLM will submit to Macromedia on a 15 day "first look" basis, any project owned or controlled by SLM (or any affiliated entity) which SLM desires to develop or produce as a series of Webisodes for the Internet. During the first year of the Term, SLM shall make 10 such submissions at an average rate of at least one submission every 2 months; provided that no further submissions shall be required as a result of this sentence if SLM no longer has a first look obligation hereunder (e.g. 5 have been accepted as described in (c) below). Any submission shall include a brief description and tentative character designs of the "Key Characters" (as defined below), the universe of the series and ideas for possible future episodes, as well as the contemplated per-Webisode budget (the "Budget") for the applicable Series. Each submission shall be deemed to meet the submission requirements unless Macromedia shall, within 3 business days of receipt thereof, inform SLM, in writing, of the specific manner in which such submission is deficient. To the extent that SLM has expenses which benefit more than one project, SLM shall make a good faith allocation of such expenses between projects. The budget (and the actual costs if a series is, in fact, produced) shall identify and include the allocations of such expenses as determined by SLM in good faith. If Macromedia is interested in webcasting a submitted project on Shockwave and so advises SLM in writing during the aforesaid 15 day period, then the project will be deemed an "Accepted Project" and Macromedia will pay for each Webisode, within 5 business days of the SLM's delivery thereof, the amount described in the Budget as submitted. Any Accepted Project shall be defined as an "SLM/Shockwave Series". The terms hereof applicable to 7th Portal shall apply to any such SLM/Shockwave Series. Each Webisode of an Accepted Project shall, absent information to the contrary provided to Macromedia as part of its submission of such project, be of a quality substantially consistent with that of the previously delivered Webisodes.

      c) SLM's duty to submit projects on a first look basis to Macromedia shall not apply at any time during which Macromedia shall have accepted five (5) projects (subject to the exclusions described in the penultimate sentence of this paragraph (c)). Notwithstanding the foregoing, if SLM elects at its


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            discretion to cease producing Webisodes of a particular
            SLM/Shockwave Series, it shall have the right to do so, by written notice to Macromedia, provided, Macromedia shall again have a first look at subsequent projects owned or controlled by SLM (or any affiliated entity) which SLM desires to develop or produce as a series of Webisodes for the Internet until it has replaced said SLM/Shockwave Series. To the extent that any new SLM project is either (i) a revival of a prior SLM/Shockwave Series (i.e. new Webisodes of such series) which SLM (as distinct from Macromedia) has elected to cease producing, or (ii) which has as Key Characters one or more Key Characters from existing SLM/Shockwave Series, then Macromedia shall have a first look, as described above, regardless of the number of SLM/Shockwave Series previously accepted. As used herein "Key Character" means any character that has appeared in at least 5/13 of the Webisodes of a specific SLM/Shockwave Series for any production year, and that was not publicly exploited (on more than merely an incidental basis) prior to its inclusion in the applicable SLM/Shockwave Series (SLM agrees that no such previously exploited character shall be included in more than 5/13 of the Webisodes without Macromedia's approval).

      d) As to any submitted projects that Macromedia rejects or is deemed to have rejected (including all SLM/Shockwave Series for which Macromedia has failed to exercise its option for additional Webisodes as described in 6(a) below ), SLM will be free to set it up with a third party, with no further obligation to Macromedia (subject, however, if the project has any changed material elements (including the Key Characters and the budget) since last passed on by Macromedia, to SLM again submitting to Macromedia for a first look as described above, the project containing such changed elements). SLM's services on such outside projects will not interfere with the timely delivery of SLM/Shockwave Series.

      e) The Budget (as initially submitted by SLM) for each Webisode of a SLM/Shockwave Series shall be based on SLM's good faith estimate of the costs (prorated over 22 Webisodes or such other number as the parties may agree shall be produced with respect to an Accepted Project) of producing such Series and shall include an allowance of 15% for SLM overhead and 10% for SLM profit (with no overhead on profit and no profit on overhead). After delivery of the last of each block of 22 Webisodes of a particular SLM/Shockwave Series, SLM shall deliver a statement of the actual costs incurred in the production of such episodes plus overhead and profit as aforesaid. If the actual costs (plus overhead and profit thereon) were less than the aggregate fees actually paid by Macromedia for said 22 Webisodes, then Macromedia shall be entitled to a credit equal to the difference against future Webisode license fees. Macromedia shall have the right to audit SLM's actual costs once per year and once per 22 Webisode block within 12 months


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            after submission of the statement referred to above; provided,
            Macromedia shall not have the right to contest SLM's good faith allocation of actual costs.

5.    EXCLUSIVITY:

      a) SLM's services shall be exclusive to Macromedia and Shockwave only as specifically set forth herein. For example, it is understood that SLM shall have the right to produce programming such as Webisodes featuring elements it does not own or control for and with third parties outside of this agreement and to maintain other SLM-branded websites, without any obligation to Macromedia.

      b) Each Webisode of a SLM/Shockwave Series shall be available exclusively to Macromedia for a period of six months (the "Exclusive Webcast Period") from the Initial Webcast Date (as defined in the next two (2) sentences). The Initial Webcast Date with respect to the first Webisode of a SLM/Shockwave Series shall be mutually agreed between the parties but shall be no later than ten (10) business days after delivery by SLM of the first three Webisodes of such SLM/Shockwave Series unless SLM otherwise agrees. The Initial Webcast Date of each subsequent Webisode of a SLM/Shockwave Series shall be two weeks after the Initial Webcast Date of the prior Webisode of such SLM/Shockwave Series so long as SLM shall have timely delivered such Webisode to Macromedia.. SLM shall endeavor, in good faith, to deliver the first Webisode of SLM/Shockwave Series (in a form reasonably required by Macromedia for exploitation of same on the Internet) within 60 days of Macromedia's acceptance thereof (or, in the case of a series in years after the first year, after Macromedia's exercise of its option for such subsequent year) and to deliver the remaining episodes for each production year at the rate of approximately one episode each two weeks. SLM shall keep Macromedia fully apprised of any material schedule delays as soon as SLM is aware of same.

      c) After each respective 6-month Exclusive Webcast Period, SLM shall consult with Macromedia with respect to the subsequent exploitation of such Webisodes, with SLM having the final decision with regard thereto. All such Webisodes also shall be archived non-exclusively on the SLM Channel of Shockwave without additional charges to Macromedia, except for the Contingent Compensation described in 10, below; provided, however, that if Macromedia shall fail to exercise its option for further Webisodes, as described in 6(a) below, and if SLM shall thereafter cause new Webisodes of such Series to be available on the Internet from a non-Macromedia source, then, after the end of the exclusivity period for the Webisodes of such series previously delivered hereunder, Macromedia shall no longer have a right to authorize any third party to exhibit any past Webisodes of such series, all


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            such rights thereafter, as between the parties hereto, being vested solely in SLM.

      d) Macromedia's Webisode exclusivity extends to made-for-the-Internet use of Key Characters (but not where such Internet use is primarily for the purpose of advertising and marketing non-Internet exploitation of such Key Characters) in each SLM/Shockwave Series, so long as any Webisodes of such Series are exclusive to Macromedia hereunder. Notwithstanding the foregoing such exclusivity shall not apply to either (i) Key Characters where Macromedia has elected to cancel the applicable SLM/Shockwave Series, (ii) the appearance of any Key Characters as "guest stars" on any non-Shockwave series owned or controlled by SLM, but in no event may any such third party "guest star" appearance of a Key Character exceed 4 Webisodes in each calendar year; provided that SLM has obtained a comparable right for itself for analogous "guest star" appearances by Key Characters from such non-Shockwave series on SLM/Shockwave Series or
            (iii) Webisodes not originally produced in the English language. Macromedia agrees that it will not authorize, on sites controlled by it, any parody of any character owned by SLM, whether part of an SLM/Macromedia Series or otherwise, including, without limitation, any character which is intended to trade off the good will of any such SLM character (e.g. similar overall look or powers).

      e) In the event that at the time that SLM initially submits an SLM Series for Macromedia's consideration and Macromedia accepts same, Macromedia advises SLM in writing that (a) Macromedia is desirous of acquiring specific denominated foreign language versions of Webisodes of such Series and (b) Macromedia has or will at all relevant times have --- established versions of the Shockwave website in each such denominated foreign language (i.e., such language is the main language of such site), then Macromedia rights hereunder shall include the applicable foreign language rights along with the English language rights to such Webisodes during the applicable Exclusive Webcast Period. In such event, Macromedia shall be required to produce (or to have SLM produce) versions of each such Webisode translated, dubbed and otherwise re-purposed in and for each such foreign language, at Macromedia's expense (and with SLM's creative approval under paragraph 7 below), and webcast such foreign language version at such site commencing on about the same date that such Webisode is webcast in the English language and otherwise on the same terms applicable to the equivalent English language Webisode subject to any additional laws and regulations applicable to the foreign-language version of such Webisode outside the United States. With respect to successive production years for each SLM/Shockwave Series, at the time Macromedia elects to exercise its option to extend under 6(a) below, Macromedia shall again have the right to acquire


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            specific denominated foreign language rights on the same terms as outlined above.

6. SLM/SHOCKWAVE SERIES: The terms and conditions of the license fee agreement between SLM and Shockwave shall include the following:

a) With respect to subsequent production years for each SLM/Shockwave Series, SLM shall submit to Macromedia, at least 105 days prior to the end of the one (1) year period commencing on delivery of the first Webisode for the each production year, for the next subsequent production year: (i) any required change in the budget, and, (ii) to the extent known as of the date of submission, (aa) new character designs (if any) and (bb) contemplated story arcs. Macromedia shall have four (4) consecutive annual options to have SLM deliver new Webisodes, exercisable in writing no later than 90 days prior to the end of the one (1) year period commencing on delivery of the first Webisode for the preceding production year, but in no event earlier than the date 20 days following the delivery of the elements referred to in (i) and (ii) above. Shockwave shall webcast all Webisodes of a SLM/Shockwave Series produced, including a minimum of 22 Webisodes per production year. If Macromedia does not make each such Webisode available for viewing at Shockwave on the Initial Webcast Date and throughout the entire Exclusive Webcast Period, after notice from SLM, then such exclusive period shall end and SLM shall have the right to make each such Webisode available at any other websites, at its sole discretion; provided, Macromedia shall not be relieved of its obligations with respect to all Webisodes for which Macromedia shall have exercised its option.

      b)    License Fee:

            i) SLM/Shockwave Series: For each Webisode of a SLM/Shockwave Series, Macromedia shall pay SLM a license fee equal to the average Webisode budget, as more fully described in 4(e) above.

            ii) Subject to 8(a) below, Macromedia shall have a credit of $535,500 against the first sums payable to SLM as license fees for Webisodes of the 7th Portal; provided such credited sums shall not be repayable to Macromedia.

7. CREATIVE CONTROLS: SLM shall have absolute creative control and "final cut" with respect to the SLM Series as well as any non-series exploitation of any Key Character. "Creative controls" will be deemed to extend to the selection of scripts, writers, writing staff, directors, other producers (including executive, co-executive, supervising, associate and co-producers), consultants, cast and key post-production personnel. To the extent that Macromedia shall, with SLM's consent, create or cause


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      the creation of any materials not delivered by SLM hereunder containing any Key Character or other SLM element, Macromedia shall submit same to SLM, and if SLM has not disapproved same within 10 business days (reducible for exigent circumstances, but to no fewer than 3 business days) of its receipt, then such submitted material shall be deemed approved. SLM agrees that all Webisodes, and all other content delivered hereunder shall endeavor to conform to Macromedia's written Standards and Practice rules and Quality Assurance Processes applicable to all Macromedia Internet Activities and required technical protocols for, so long as a copy of such rules and protocol requirements have been delivered to SLM prior to the commencement of production of the applicable Webisode. If a Webisode that has been approved for exhibition thereafter fails to meet Macromedia's Quality Assurance Process standards, the parties mutually shall agree on a method to effect any needed corrections. Neither party's rights of approval hereunder shall be exercised in a manner so as to frustrate the purposes of this agreement.

8.    ADVERTISING AND CREDIT:

      a) SLM shall pay $178,500 of the advertising costs for the launch of the SLM Channel and 7th Portal during or prior to the 4 week period referred to in 3(b) above, which costs shall be reviewed and reasonably approved by Macromedia.

      b) The parties shall co-host major media events to announce this agreement and the launch of 7th Portal and the SLM Channel.

      c) All ads and publicity for the SLM Channel and any SLM/Shockwave Series, and any press release relating to this agreement, shall require SLM's and Macromedia's reasonable approval. No ad under the direct or indirect control of or authorized by Macromedia appears in conjunction with any SLM/Shockwave Series Webisode or any other use of any Key Character (including, without limitation, any ad created by a third party which is authorized by Macromedia to appear on a Macromedia or Shockwave website containing any SLM/Shockwave Series Webisode or any other use of any Key Character) shall advertise a product which is inappropriate (using general national US community standards) for use by children between the ages of 10 and 18, including, without limitation, ads for tobacco, alcohol, drugs (whether or not prescription or "over-the counter" drugs), sexually related services, gambling and any illegal activity. In the event of a breach by Macromedia of the foregoing, SLM shall notify Macromedia and Macromedia shall have 24 hours within which to cure such breach by removing the applicable ad.

      d) SLM shall use reasonable efforts to cause Macromedia or its individual designee to receive co-production credit or a co-executive producing credit in


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            connection with the ancillary exploitation of SLM/Shockwave Series elements.

9. OWNERSHIP: SLM shall own in perpetuity all rights in and to the SLM Series and the SLM Channel, including the Webisodes themselves as well as the underlying characters and other elements, including all copyright, trademark and other rights of every kind and nature, subject only to the express rights granted herein, including, without limitation, the right to continue exploiting Webisodes after the exclusive period as described and subject to 5(b) above.

10. CONTINGENT COMPENSATION: Macromedia shall receive the following contingent compensation in respect of the exploitation of all SLM/Shockwave Series and all Key Characters therefrom:

      a) Internet Licenses: Macromedia shall be entitled to receive 50% of all adjusted gross income ("AGI") derived from the following:

            i) Licenses of English-language Webisodes of a SLM/Shockwave Series to other Internet sites. Macromedia shall be responsible for such licenses during the Exclusive Webcast Period of the applicable Webisode (for no additional fee); provided any such licenses shall require SLM's reasonable approval. After the initial six months, SLM shall be responsible for such licenses.

            ii) Licenses to Internet sites of non-English language versions of the Webisodes. Subject to 5(e) above (i.e, if Macromedia does not acquire such rights for its own foreign language website), SLM shall be responsible for all such licenses; provided, Macromedia shall have the right reasonably to approve the licensee of any such webcast rights during the Exclusive Webcast Period of the English-language version of the applicable Webisode. In addition to the foregoing, and again subject to Macromedia's rights under 5(e) above, to the extent that SLM desires to license to a third party for webcast during Macromedia's Exclusive Webcast Periods more than a single season's block of non-English language versions of Webisodes (i.e., 22 Webisodes) of an SLM/Shockwave Series, then Macromedia shall have the right reasonably to approve the terms of such a license. Further, and again subject to Macromedia's rights under 5(e) above, to the extent that SLM desires to license to a third party for webcast during Macromedia's Exclusive Webcast Period non-English language Webisodes (i.e., 22 Webisodes) of an SLM/Shockwave Series for which no license fee is denominated but instead SLM is receiving consideration in another form (eg, a purchase of stock in


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                  SLM), then Macromedia also shall have the right reasonably to approve the terms of such a license.

            iii) Sales of the right to view or download Webisodes from the SLM Channel via the Shockmachine or otherwise. Macromedia shall be responsible for any such sales from Shockwave (for no additional fee); provided that Macromedia shall consult in good faith with SLM as to specific pricing and selection of Webisodes for such sale purposes. After such consultation, Macromedia's decision with regard to pricing for any public or other unrelated third party arms-length sale shall be final. Any sale to a Macromedia related party and any "bundling" in a single sale with non-SLM product shall be subject to SLM's prior written approval.

            iv) Advertising and Sponsorships on pages on Shockwave exhibited SLM/Shockwave Series, and other uses Key Characters in connection with other Macromedia products. Macromedia shall be responsible for all such advertising and sponsorship sales and shall have the right to designate third parties as its agents for such purposes; provided, the fee charged by Macromedia for such purposes (inclusive of any third party fee) shall not exceed 30%.

            v) The parties agree that each new Webisode of a SLM/Shockwave Series shall be available for free viewing at Shockwave for a period of no less than three months during the Macromedia six month exclusive period for such Webisode.

      b) Other Exploitation: Macromedia shall be entitled to receive 10% of all AGI received by SLM from all other exploitation of the SLM/Shockwave Series and any elements thereof (including, without limitation, any Key Characters) including, without limitation, advertising on SLM sites, merchandising, ancillary media productions, etc. SLM shall be responsible for all such exploitation or shall have the right to designate third parties as its agents for such purposes; provided, the fee charged by SLM for such purposes (inclusive of any third party fee) shall not exceed 30%. SLM shall consult in good faith with Macromedia with respect to such exploitation. In the event that income is derived from the exploitation of SLM/Shockwave Series together with other SLM owned properties, SLM shall make a good faith allocation.

      c) AGI shall be defined as gross sums received by SLM or Macromedia (or their respective affiliates) after deducting the following in the following order:


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            i)    Any sums included in such gross monies which are contractually required by the payor (e.g., the financier of a television series being produced by SLM) to be expended to create the materials or elements for which the gross monies are paid (eg, a license fee for an episode of a television program which fee includes, in part, the cost of producing the program);

            ii)   Distribution/service/sales fees (described above);

            iii) Third party participations (which shall be included in the submitted budget or otherwise approved, in writing, by Macromedia); and

            iv) Costs borne/advanced by SLM, including, by way of example, unreimbursed costs of materials or programming created by SLM to the extent such materials or programming are approved or accepted by Macromedia, and distribution expenses.

      d) All income shall be collected directly by the party responsible for the applicable exploitation, and shall be accounted to the other party on a quarterly basis. Each party shall have the right to audit the books and records of the other party with respect to sums payable hereunder on reasonable notice, no more than one per year or once with respect to any accounting period.

      e) Notwithstanding anything to the contrary contained hereinabove, in the event that Macromedia fails to order and exhibit in accordance with this agreement 22 episodes of an SLM/Shockwave Series (other than due to SLM's actions or omissions), then Macromedia shall not be entitled to any share in Contingent Compensation.

11. ECOMMERCE: Macromedia may from time-to-time establish eCommerce businesses. SLM shall endeavor to offer Macromedia's eCommerce businesses the first opportunity to provide services to SLM, the SLM Channel and the SLM/Shockwave Series. In the event SLM desires to utilize the services of any such eCommerce business, the parties shall negotiate in good faith the appropriate consideration therefor.

12. REMEDIES: Excepting only in the case of exploitation of the SLM/Shockwave Series Webisodes or the Key Characters which is prohibited hereunder, the parties hereto agree that, in the event of a purported breach hereof, the party claiming said breach shall be limited to recovering actual damages caused by such breach, and in no event shall such party have any right to collateral, consequential or punitive damages, or any right to seek injunctive or equitable relief.

13. INDEMNITY: Each party agrees to indemnify the other from and against any and all costs, damages liabilities and expenses (including, without limitation reasonable attorneys' fees and expenses) in connection with any breach by such party of any obligation or representation hereunder, including, without limitation, any claim that the representation contained in 3(f) above is incorrect. Upon receiving any third party claim, the party receiving same will promptly inform the other party thereof, and the indemnifying party shall be solely responsible for all responses to any such claim, including, without limitation, any legal responses and defenses with regard thereto and the direction of all lawyers in connection therewith. If the indemnifying party shall fail to defend against such claim, and shall continue to do so for a period of thirty
      (30) days after notice of such failure from the indemnified party, then the indemnified party shall have the right to set up a reasonable reserve for such claim and to cease making payments or deliveries hereunder until such reserve has been filled or the indemnifying party has commenced such defense, and such failure to make payment or delivery shall not be a breach hereof or extend any dates hereunder.

15. CLEAR RIGHTS: SLM represents and warrants that (except to the extent where there was notification in the original submission or where otherwise approved in writing by Macromedia) the Webisodes and other material delivered by SLM shall be solely owned by SLM and free and clear of any third party claims or encumbrances, or violate the rights of any third party (including, without limitation, copyrights, trademarks and the right to be free from defamation) when used by Macromedia in the manner authorized hereunder.

16. OTHER TERMS: This agreement is deemed to include other customary terms as are set forth in agreements of this nature (e.g., warranties and indemnities, E&O, etc.), as same may be negotiated in good faith. Unless and until a more formal agreement is signed, this shall constitute a binding agreement between the parties.

17. ENTIRE AGREEMENT; AMENDMENTS: This Agreement supersedes all other prior oral or written agreements between the parties, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither party makes any representation, warranty, covenant or undertaking with respect to such matters. For purposes of interpretation, this agreement will be deemed to have been drafted by both parties. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Investor, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

AGREED AND ACCEPTED:
-------------------

STAN LEE MEDIA, INC.                      MACROMEDIA, INC.


By:  /s/ Gill Champion                    By:  /s/ Loren E. Hillberg
     -----------------------------             ---------------------------------
Its: VP-Chief Operating Officer           Its: Vice President/General Counsel


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